Conformed Copy                                          Exhibit 4(iii)

                               DATED 16 July 1996
                                ------------------

                         Standard Commercial Corporation
                       acting for itself and on behalf of
             Trans-Continental Leaf Tobacco Corporation Limited,      (1)
                Standard Commercial Tobacco Company (UK) Limited,
                            Spierer Freres & Cie S.A.
                                  Werkhof GmbH

                                     - and -

                  Standard Commercial Tobacco Company, Inc.           (2)
                               W.A. Adams Company
                            General Processors, Inc.

                                     - and -

                              Commerzbank A.G.,                       (3)
                         Deutsche Bank A.G. in Hamburg,
                      Westdeutsche Landesbank Girozentrale,
                                MeesPierson N.V.,
                      Norddeutsche Landesbank Girozentrale,
                         The Royal Bank of Scotland plc

                                     - and -

                        Deutsche Bank A.G. in Hamburg                 (4)

                                     - and -

                              MeesPierson N.V. (5)

                                     - and -

                                  The Banks                           (6)


                       -----------------------------------

                          SECOND SUPPLEMENTAL AGREEMENT
                       TO THE MASTER FACILITIES AGREEMENT

                       -----------------------------------

                              LOVELL WHITE DURRANT
                               65 Holborn Viaduct
                                 London EC1A 2DY




THIS AGREEMENT is made the 16th day of July 1996

BETWEEN:


(1) STANDARD COMMERCIAL CORPORATION (Federal Tax Identification Number 13/1337610) whose registered office is at 2201 Miller Road, P.O. Box 450, Wilson NC 27894-0450, USA ("SCC") on behalf of itself and the other Group Companies referred to in Recital C below;

(2) STANDARD COMMERCIAL TOBACCO COMPANY, INC. whose registered office is at P O Box 450, Wilson, North Carolina 27894, USA, W.A. ADAMS COMPANY whose registered office is at P O Box 1848, Wilson, North Carolina, 27894, USA, and GENERAL PROCESSORS INC. whose registered office is at P O Box 246, Oxford, North Carolina, 27565, USA. (the "US Obligors")

(3) COMMERZBANK A.G, DEUTSCHE BANK A.G. in Hamburg, MEESPIERSON N.V., WESTDEUTSCHE LANDESBANK GIROZENTRALE, NORDDEUTSCHE LANDESBANK GIROZENTRALE and THE ROYAL BANK OF SCOTLAND PLC (the "Steering Committee");

(4)     DEUTSCHE BANK A.G. in Hamburg (the "Lead Bank");

(5)     MEESPIERSON N.V.  (the "Security Agent");

(6)     THE BANKS LISTED IN SCHEDULE I  ("the Banks").


WHEREAS:

(A) On 5 May, 1995, the parties (except the US Obligors) entered into the MFA (as defined below).

(B) The US Obligors now wish to become parties to the MFA and they and the original parties also wish to amend and supplement the MFA as set out in this Agreement.

(C) This Agreement is entered into by SCC (pursuant to Clause 37 of the MFA) on behalf of itself and each Group Company which is a party to the MFA.

IT IS AGREED:

1.      DEFINITIONS

1.1 Save as expressly provided in this Agreement, expressions defined in the MFA shall bear the same meanings in this Agreement and principles of interpretation applicable to the MFA shall also apply to this Agreement.

1.2 In this Agreement and the MFA (as amended by this Agreement) the following expressions shall bear the following respective meanings and shall (save for the definition of MFA) be deemed to be incorporated in the MFA:-


        "Aggregate Bank
        Indebtedness"           shall have the meaning given to that
                                expression in Clause 26.1 (Notification);"

        "Bank Loss"                     shall have the meaning given to that
                       expression in Clause 26.9(a) (Final
                                 Equalisation);

        "Committed Banks"               all Banks (to the extent and in respect
                        only of their respective Overall
                                  Commitments);

        "Default Date" the first date on which the Original US Lenders declare an event of default (however expressed) under the US Facility Agreement;

        "Default Event"         an event of default (however expressed)
                        under the US Facility Agreement;

          "Intercreditor   Agreement"  the   intercreditor   and   subordination
               agreement entered into or to be entered into between (1) the US Obligors, (2) the Senior Lenders named therein with NationsBank of Georgia, N.A., as their collateral and administration agent and (3) the Junior Lenders named therein with the Security Agent as their collateral and administration agent;

          "Intercreditor Obligations" all obligations and liabilities incurred by the Security Agent, the Lead Bank and/or any of the Banks in connection with or arising out of the US Security and/or the Intercreditor Agreement including, without limitation, any such obligations and liabilities incurred by the Security Agent, the Lead Bank and/or any of the Banks pursuant to a breach by any of the Security Agent, the Lead Bank and/or any of the Banks of any of the terms of the Intercreditor Agreement or by any of the US Obligors of any of the terms of the US Facility Agreement and/or the Intercreditor Agreement;

          "Letter of Credit" the standby letter of credit issued or to be issued by the Security Agent in favour of the US Collateral Agent in an amount of up to $2 million;

          "MFA"the Master Facilities  Agreement dated 5th May, 1995 made between
               Trans-Continental Leaf Tobacco Corporation Limited and Standard Commercial Tobacco Company (UK) Limited (1) Spierer Freres & Cie S.A. and Werkhof GmbH (2) Standard Commercial Corporation (3) Commerzbank A.G., Deutsche Bank A.G. in Hamburg, Westdeutsche Landesbank Girozentrale, MeesPierson N.V., Norddeutsche Landesbank Girozentrale and The Royal Bank of Scotland plc (4) Deutsche Bank A.G. in Hamburg (5) MeesPierson N.V. (6) and the financial institutions identified therein as Banks (7) as amended by a first supplemental agreement dated 1st February 1996 and includes references to such agreement as extended, varied, supplemented, restated and or replaced in any manner from time to time (even if changes are made to the composition of the Finance Parties and/or the other parties to such agreement) and references to such agreement shall also include any document which extends, supplements, varies, restates or replaces such agreement;

          "NationsBank" NationsBank N.A. (formerly NationsBank N.A. (Carolinas);

          "Original US  Lenders"  the  financial  institutions  party  to the US
               Facility Agreement at the Default Date;

          "Proportion of Bank Loss" in relation to any Bank, means the proportion which its Bank Loss bears to the aggregate of all the Bank Loss of the Banks on the date on which the relevant notice is delivered pursuant to Clause 26.9(a);

          "Pro Rata Share" in relation to any Bank at any time, means a percentage equal to that proportion which such Bank's Overall Commitment at such time bears to the aggregate of all the Overall Commitments of the Banks at such time;

          "Reducing Portion" in relation to any Reducing Bank, means the amount of its Reducing Outstandings and, in relation to any NonCommitted Bank, means the amount set out next to its name in Schedule XII;

          "SCC US Guarantee" the guarantee dated as of April 1995 given by SCC to the financial institutions party to the US Facility Agreement;


          "US Collateral Agent" NationsBank, N.A. (South), or any successor appointed by the financial institutions party to the US Facility Agreement from time to time;

          "US Facility" the loan facilities made available to SCT(US) pursuant to the US Facility Agreement;

          "US Facility Agreement" (i) the loan and security agreement dated as of May 2, 1995 made between SCT(US), the financial institutions party to the agreement from time to time, NationsBank N.A. (South) as agent for the Lenders (as defined therein) and First Union Commercial Corporation as co-agent for the Lenders, as further amended by Amendment No. 1 dated as of November 17 1995, Amendment No. 2 dated as of December 31, 1995 and Amendment No. 3 dated as of 15 July 1996 and

               (ii) the loan and security agreement dated 15 July 1996,

               each as amended, supplemented or modified from time to time;

     "US Obligations" means all the obligations and liabilities incurred by the Security Agent in connection with or arising out of the US Security and/or the Intercreditor Agreement and/or the Letter of Credit;

     "US Obligors" each of SCT(US), W. A. Adams Company and General Processors Inc;

        "US Security"           means:-

          (a) the guarantee issued or to be issued by the US Obligors in favour of the Security Agent;

          (b) the security agreement granted or to be granted by the US Obligors in favour of the Security Agent;

          (c) any new or additional guarantees and/or security subsequently given to the Security Agent by any US Obligor;

     "WAFSSystem" the record keeping system used by the Tobacco Group (as varied from time to time with the prior written consent of the Security Agent) to record and monitor the uncommitted tobacco owned by the Borrowers and other Tobacco Group Companies. WAFS is an acronym for World Available for Sale;


1.3 Unless the context otherwise requires, any reference in this Agreement to a Clause is to a Clause of the MFA.

1.4     The MFA shall be amended as set out below.


2.      PARTIES, DEFINITIONS AND INTERPRETATION

2.1 The US Obligors shall become parties to the MFA and accordingly on page one of the MFA the following shall be inserted as a new paragraph after the paragraph numbered "(3)":

        "(4) STANDARD COMMERCIAL TOBACCO COMPANY, INC. whose registered office is at P O Box 450, Wilson, North Carolina 27894, USA, W.A. ADAMS COMPANY whose registered office is at P O Box 1848, Wilson, North Carolina, 27894, USA, and GENERAL PROCESSORS, INC. whose registered office is at P O Box 246, Oxford, North Carolina, 27565, USA (the "US Obligors");" and the existing paragraphs ( 4), (5), (6), and (7) shall be renumbered accordingly.


2.2 The definition of "Disposal" shall be amended by adding as a new line below paragraph (b) the new words "excluding in each case any sale or disposition of shares, goodwill and/or assets by one Group Company to another Group Company as part of an intra-Group reorganisation".


2.3 The definition of "Final Repayment Date" shall be deleted and replaced with the following:-

        ""Final Repayment Date" 2 May, 1998 or, if that day is not a
                                        Business Day, the immediately preceding
                                 Business Day;"

2.4 The definition of "Group" shall be amended by adding after the words "may agree from time to time" the new words "but excluding Tobacco Processors (Lilongwe) Limited, Tobacco Processors
        (Zimbabwe) (Pvt) Limited, Transhellenic Tobacco S.A. and The Siam Tobacco Export Corporation Limited".

2.5 The definition of "Margin" shall be deleted and replaced by the following:-

     ""Margin" for the purposes of Clause 7.1 (Interest Rate) means:

          (a) for so long as the aggregate Overall Commitments are equal to or exceed $189,000,000, 2.5 per cent. per annum;

          (b) for so long as the aggregate Overall Commitments are equal to or greater than $175,000,000 but are less than $189,000,000, 2.25 per cent. per annum;

          (c)  for  so  long  as  the  aggregate  Overall   Commitments   exceed
               $150,000,000 but are less than  $175,000,000,  1.75 per cent. per annum; and

          (d) for so long as the aggregate Overall Commitments are equal to or less than $150,000,000, 1.25 per cent. per annum;"

2.6 The definition of "NationsBank Facility Agreement" shall be amended by deleting the words "N.A. (Carolinas)" in line 2 and by deleting the figure of $10,000,000 and replacing it with "$6,241,231.50";

2.7 The definition of "NationsBank Holding Company Loans" shall be deleted.

2.8 The definition of "Permitted Borrowings" shall be amended by inserting a new Clause (m) in that definition as follows:

        "(m) Borrowings by any Subsidiary of either of the Borrowers or by any Wool Group Company by way of term loans on arms length terms from any bank or financial institution."

2.9 The definition of "Permitted Encumbrances" shall be amended by inserting a new Clause (n) as follows:

        "(n) any Encumbrance granted by a Subsidiary of either of the Borrowers or a Wool Group Company to a bank or financial institution to secure Borrowings permitted under paragraph (m) of the definition of Permitted Borrowings; and"

                and by renumbering the existing paragraph (n) as (o);


2.10 The definition of "Proportion of Aggregate Outstandings" shall be amended by inserting at the end of that definition the words "except in relation to Clause 26.2 (Calculation) when it shall mean, in relation to any Bank, the proportion which its Aggregate Bank Indebtedness bears to the aggregate of all the Aggregate Bank Indebtedness of the Banks on the Enforcement Date;"

2.11 The definition of "Security Documents" shall be amended by adding the words "the US Security" in the first line of that definition after the words "detailed in Schedule VI" and by adding the words "or guarantees" after "substituted or additional security" in line
2.

2.12 The definition of "Surplus Cash" shall be amended by adding to the end of paragraph (a) of that definition the words "including, without limitation, amounts standing to the credit of the Reorganisation Account (as defined in Clause 40 (Wool Group Reorganisation))" and by adding the words "which amount shall, unless otherwise agreed between the Borrowers and the Steering Committee (in consultation with Coopers & Lybrand) be no less than $20,000,000" to the end of paragraph (ii) of that definition.

2.13    The existing definition of "US Facility Agreement" shall be deleted.

2.14    A new Clause 1.3 shall be added as follows:

        "1.3 Intercreditor Agreement: The Lead Bank (acting with Majority Bank approval) and SCC hereby designate the Intercreditor Agreement as a Finance Document."

3.      SURVIVAL OF PROVISIONS OF MASTER FACILITIES AGREEMENT

        Clause 2.6 (Survival of Provisions of the Master Facilities Agreement) shall be amended by inserting after the words "Termination Date)" in line 5 the words "6.3 (Counter Indemnity)," and by inserting after "8.4 (Waiver)" the words 21.15 (Security Agent and Letter of Credit).

4.      REVIEW

        Clause  4  (Review)   shall  be  deleted  and   replaced  by  the  words
        "Deliberately Deleted".

5.      FACILITIES

5.1 Clause 6.2 (Existing Facilities, Other Borrowers) shall be amended by renumbering existing Clause 6.2 as 6.2(a) and adding the following new provision as paragraph (b):-

        "(b) (Save in respect of the Facility made available by The Royal Bank of Scotland plc to SCTC identified in Schedule II to this Agreement) where a Facility is available only to one Borrower, such Facility shall henceforth be available to both Borrowers (or either of them), subject to the other Borrower signing such mandate or other documentation as the relevant Bank may require to enable such Borrower to utilise the relevant Facility on the same basis as the Borrower to which it was originally made available."

5.2     Clause 6.3 (Counter Indemnity) shall be amended by:

        (a) inserting "(A)" immediately after the heading "Counter Indemnity:", and adding after the word "Bank" where it first appears in line 1 of that Clause the words ", the Lead Bank and/or the Security Agent";

        (b) adding the words "including, without limitation, the Letter of Credit" in the third line of that Clause (A) after the words "guarantees or other obligations";

        (c)     deleting the word "such" in the fourth line of that Clause
                (A) and replacing it with "a";

        (d) adding the words "or otherwise contemplated by this Agreement" before the words "each of the Borrowers" in the fourth line of that Clause (A) and adding the words "and the US Obligors" after the words "each of the Borrowers" in the fourth line of that Clause (A);

        (e) adding the words "or any of them" after "Obligations" in line 3 of Clause 6.3(A)(a) and deleting "hereof" in line 6 of that Clause and inserting "thereof" in its place;

        (f) inserting the words "and/or any US Obligor" after the word "Borrower" in the first line of Sub-clause 6.3(A)(b) and adding the words "or any US Obligor" after "Borrower" where it occurs in lines 4, 5 and 7 of that clause;

        (g) adding the words "or US Obligor" after "Borrower" in line 5 of Clause 6.3(A)(c), and adding the words "and each US Obligor" after "each of the Borrowers" in line 8 of Clause 6.3(c) and after "accepted by the Borrowers" in line 9 of Clause 6.3(A)(c);

        (h) adding the words "and the US Obligors" after "Borrowers" in lines 1 and 4 of Clause 6.3(A)(d);

        (i)     adding a new sub-clause (B) as follows:

                "SCTC hereby irrevocably requests the Security Agent to issue the Letter of Credit and each of the Borrowers and each of the US Obligors expressly confirms that the provisions of this clause 6.3 shall apply to the Letter of Credit. SCTC hereby undertakes that, prior to the issue by the Security Agent of the Letter of Credit it will deposit with the Lead Bank cash collateral of not less than US$2,000,000 to secure its obligations under this Clause 6.3 and will grant to the Security Agent a charge over such deposit in the form notified by the Security Agent to the Borrower prior to 16 July 1996."

        (j)     adding a new sub-clause (C) as follows:

                "(C) In consideration of the Finance Parties entering into the Intercreditor Agreement each of the Borrowers and the US Obligors jointly and severally:

                        (a) agrees to keep each of the Security Agent, the Lead Bank and each of the Banks indemnified from and against all actions, proceedings, liabilities, claims, demands, damages, costs and expenses in relation to or arising out of or appearing to the Security Agent, the Lead Bank and/or any of the Banks to arise out of the Intercreditor Obligations or any indemnity given by any of them in relation thereto and to pay to the Security Agent, the Lead Bank and each of the Banks on demand all payments, losses, costs, charges, damages and expenses suffered or incurred by each of them in consequence thereof or arising in connection therewith, whether directly or indirectly;

                        (b) irrevocably authorises the Finance Parties to debit to any account of a Borrower or US Obligor with any of the Finance Parties all such payments, losses, costs, charges, damages and expenses and agrees that the Finance Parties shall be entitled at any time without notice to or consent from a Borrower or US Obligor to apply or transfer any money at any time standing to the credit of any account of such Borrower or US Obligor in part payment or payment of such sums of money as may now or hereafter from time to time be or become due or arising from such Borrower or US Obligor pursuant to paragraph (a) above;

                        (c) irrevocably authorises and directs the Finance Parties to make any payments and comply with any demands which may be claimed or appear to any of the Finance Parties to be claimed or made under or pursuant to any of the Intercreditor Obligations or any indemnity given by any Finance Party in relation thereto without any reference to or further authority from any Borrower or US Obligor and agrees that any payment made by the Security Agent, the Lead Bank and/or any Bank in accordance with or appearing to such person to be in accordance with any of the Intercreditor Obligations and/or any indemnities of any Finance Party in respect thereof shall be binding upon each of the Borrowers and each US Obligor and shall be accepted by the Borrowers and US Obligors as conclusive evidence that such person was liable to make such payment or comply with such demand and the Security Agent, the Lead Bank and each of the Banks may at any time determine or procure the determination of any of the Intercreditor Obligations and/or any of the indemnities of any of them in respect thereof;

                        (d) agrees that the liability of the Borrowers and the US Obligors under this Clause 6.3(C) shall apply also to any extension or renewal of the Intercreditor Obligations (whether in the same terms or otherwise and whether arising by agreement, operation of law or otherwise howsoever) and the liabilities and obligations of the Borrowers and the US Obligors under this Clause 6.3(C) shall continue in respect of the Intercreditor Obligations as so extended or renewed;

                        (e) agrees to provide to the Security Agent, the Lead Bank and/or any Bank on demand made at any time following the declaration by the Lead Bank of an Event of Default in accordance with Clause 17.1, cash cover for all liabilities of each of the Security Agent, the Lead Bank and each Bank under or pursuant to the Intercreditor Obligations (actual or contingent) at the time of such demand; and

                        (f) agrees that the indemnity contained in this Clause 6.3(C) shall be in addition to and not in substitution for any other indemnity or reimbursement right which the Security Agent, the Lead Bank and/or any Bank may hold as at the date of this Agreement."


6.      REPAYMENT

6.1 Clause 8.5 (Extension) shall be deleted and replaced by the words "Deliberately Deleted".

6.2     Clause 8.6 (Reductions) shall be amended to read as follows:-

        "(a) Each Reducing Bank shall be entitled to receive reductions in its Outstandings to the level of its Overall Commitment as set out below and the Borrowers shall procure that payments are made to each Reducing Bank in reduction of its Outstandings in accordance with the terms of this Agreement. No amount so paid may be redrawn and the limit for the relevant Facility shall be reduced accordingly.

        (b) Each Committed Bank shall be entitled (at its option) to receive permanent reductions in its Outstandings in accordance with sub-clause (f) below and Clause 15.2(d) (Cash Flow Forecast) and the Borrowers shall procure that payments are made to each Committed Bank which elects to receive them in accordance with the terms of this Agreement. On receipt by a Committed Bank of a payment in accordance with sub-clause (f) below, the Overall Commitment of such Committed Bank shall be permanently reduced accordingly.

        (c) Each Reducing Bank and each Non-Committed Bank shall be entitled to receive on 16 July 1996, a payment of an amount equal to 20 per cent. of its Reducing Portion.

        (d) Each Reducing Bank and each Non-Committed Bank shall, subject to Clause 15.3(c) (Cash Flow Forecast) and to there being sufficient Surplus Cash (having regard to the provisions of Clause 15.3) to satisfy those payments together with any payments contemplated under Clause 8.6(h) and 15.3(c), be entitled to receive the following payments:-

                (i) no later than 30 days after 30 September, 1996, a payment equal to 30 per cent. of its Reducing Portion;

                (ii) no later than 30 days after 31 December, 1996, a payment equal to 25 per cent. of its Reducing Portion; and

                (iii) no later than 30 days after 31 March, 1997, a payment equal to 25 per cent. of its Reducing Portion.

                All payments so received shall be applied in permanent reduction of (aa) the Outstandings of each such Reducing Bank and (bb) the facility and commitment made available by each such Non-Committed Bank. If, at any date on which a payment falls to be made under this Clause 8.6(d), there is insufficient Surplus Cash (having regard to the provisions of Clause 15.3) to satisfy the full amount payable to a Reducing Bank or a Non-Committed Bank on such date, the amount payable on such date shall be reduced accordingly, but any shortfall shall be carried forward into the next Trading Period and shall be payable 30 days after the next following Quarter Date, provided that, at such next Quarter Date, there is sufficient Surplus Cash (having regard to the provisions of Clause 15.3) to satisfy such payment. If there is insufficient Surplus Cash (having regard to the provisions of Clause 15.3) to pay any shortfall at the next Quarter Date, such shortfall shall be carried forward into each successive Trading Period until, as at any Quarter Date, there is sufficient Surplus Cash (having regard to Clause 15.3) to satisfy such shortfall.

        (e) The Lead Bank shall, as soon as reasonably practicable after each Quarter Date (commencing with 31 December 1996), notify each Committed Bank in writing of the amount of the permanent reduction to which it is entitled under Clause 8.6(f) and ask whether it wishes to accept such reduction. If a Committed Bank notifies the Lead Bank that it elects to forego its reduction or if it fails to reply to the Lead Bank in writing within 14 days of the date of the notice given by the Lead Bank, then no distribution shall be made to such Committed Bank with respect to such Quarter Date under Clause 8.6(f) and the amount which would otherwise have been distributable to it shall be shared amongst the Committed Banks which elect to receive such reductions pro rata to their Overall Commitments at such Quarter Date and if, after doing so, there is any surplus left, such surplus shall be applied rateably in reduction of Outstandings (but not Commitments) under the Facilities at such time. If a Committed Bank elects to forego its reduction, its Commitment and Pro Rata Share shall not be reduced.

                Notwithstanding the foregoing provisions of this sub-clause (e), the Borrowers may by notice in writing to the Lead Bank at any time, require that all distributions hereunder shall be made to all Committed Banks and shall be applied in permanent reduction of the Commitments of all Committed Banks pro rata to their respective Overall Commitments on the date on which such distributions fall to be made.

        (f) Payments to each Committed Bank in accordance with and subject to Clause 8.6(b) above and Clause 15.3(d) (Cash Flow Forecast), shall be made 45 days after each Quarter Date (commencing with 31 December 1996) or if any such day is not a Business Day, on the next following Business Day. If, at any Quarter Date, there is insufficient Surplus Cash (having regard to the provisions of Clause 15.3) to satisfy the full amount payable to a Committed Bank pursuant to Clause 8.6(b) on such date, the payment to be made 45 days after such Quarter Date shall be reduced accordingly, but any shortfall shall be carried forward into the next Trading Period and shall be payable 45 days after the next Quarter Date, provided that, at such next following Quarter Date, there is sufficient Surplus Cash (having regard to the provisions of Clause 15.3) to satisfy such payment. If there is insufficient Surplus Cash (having regard to the provisions of Clause 15.3) to pay any shortfall at the next Quarter Date, such shortfall shall be carried forward into each successive Trading Period until, as at any Quarter Date, there is sufficient Surplus Cash (having regard to Clause 15.3) to satisfy such shortfall.

        (g) The amounts payable out of Surplus Cash to Reducing Banks and Non-Committed Banks under Clause 8.6(d) shall be paid to them pro rata to their respective Reducing Portions as at the close of business on 16 July 1996. The amounts payable out of Surplus Cash to Committed Banks under Clause 8.6(f) shall be paid to them pro rata to their respective Overall Commitments on the date at which such payments are initially to be made, provided that no payments shall be made to Committed Banks under Clause 8.6(f) in respect of any Trading Period until the Reducing Banks and the Non-Committed Banks have received the full amount to which they are then entitled under Clauses 8.6(c) and (d) in respect of such period. Nothing in this Agreement shall entitle any Reducing Bank or Non-Committed Bank to receive aggregate payments in excess of its Reducing Portion or any Committed Bank to receive payments in excess of its Overall Commitment (as reduced from time to time).

        (h) NationsBank shall be entitled to receive the proceeds of the sale of the shares in Dubek Limited (the "Dubek Sale Proceeds") and to be treated as a Reducing Bank as follows:

                (i) if and to the extent that NationsBank shall have received the Dubek Sale Proceeds before the date of this Agreement, such Dubek Sale Proceeds shall be applied in permanent reduction of the Overall Commitment of NationsBank and NationsBank shall be treated as a Reducing Bank with an Overall Commitment equal to the amount of its Commitment as so reduced (the "NationsBank Reduced Commitment") and NationsBank shall be entitled to receive payments under clauses 8.6(c) and (d) as a Reducing Bank under this Clause
                        8.6 with a Reducing Portion equal to the amount of the NationsBank Reduced Commitment.

                (ii) if and to the extent that NationsBank shall not have received the Dubek Sale Proceeds before the date of this Agreement, it shall be entitled to receive payments under Clauses 8.6(c) and (d) as a Reducing Bank under this Clause 8.6 with a Reducing Portion equal to the full amount of its Overall Commitment specified in Schedule II (less any amounts actually received by it in respect of the Dubek Sale Proceeds).

                provided that nothing in this Clause shall entitle NationsBank to receive an aggregate amount (whether by way of payments under Clause 8.6 or Clause 14.5 (a)(iii) or otherwise) in excess of the sum referred to in Clause 14.5(a)(iii)."

7.      REPRESENTATIONS AND WARRANTIES

        Clause 13 (Representations and Warranties) shall be amended by adding a new Clause 13.2 as follows:

        "13.2 US Obligors: Each of the US Obligors (in respect of itself) represents and warrants to each of the Finance Parties in the terms of Clauses 13.1(a), (b), (c) and (d) as if references in those Clauses to an "Obligor" and a "Group Company" were references to such US Obligor".

        by renumbering the remaining sub-clauses of that Clause accordingly and by inserting in new sub-clause 13.3 (Repetition) the words "and 13.2" after the words "Clause 13.1(y))".

8.      GENERAL COVENANTS

8.1 Clause 14.4 (Restriction on Disposals) shall be amended by adding a new sub-clause (v) as follows:

        "a sale or disposition of shares, goodwill and/or assets by one Group Company to another Group Company as part of an intra-Group Reorganisation or the sale of all the shares held by a Group Company in a company which is dormant (as defined in Section 250 of the Act)".

8.2     Clause 14.5 (Distribution of Net Disposal Proceeds) shall be amended by:

        (a) adding in clause 14.5(a) after the words "All Net Disposal Proceeds shall" in the first line the words "(save as provided in Clauses 14.5(c), (g) and (h)";

        (b) inserting the word "permanent" in Clause 14.5(a)(iii) before the words "reduction or discharge" in line one and by deleting the figure of $10,000,000 and replacing it by the words "its Outstandings from time to time (which shall at no time exceed the lesser of: (i) $6,241,231.50 and (ii) its Overall Commitment hereunder as reduced in accordance with the terms of this Agreement from time to time) and amounts so received by NationsBank shall be applied in permanent reduction of its Overall Commitment accordingly.";

        (c) deleting Clause 14.5(a) (iv) and renumbering the existing sub-clause (v) as (iv) and by replacing the word "Fifth" in that sub-clause with "Fourth".

        (d)     deleting Clause 14.5(c) and replacing it by the following:

                        "Notwithstanding Clauses 14.5(a), (b), (d), (e) and (f) of this Clause 14.5, but subject to Clause 14.5(h), all Net Disposal Proceeds shall be applied as follows: all such Net Disposal Proceeds shall be credited to an account with the Lead Bank designated "Sales Proceeds Account" and shall be held in such account until such time or times as the credit balance on such account exceeds $1,000,000 whereupon the entire credit balance on such account shall be applied in accordance with this Clause 14.5."

        (f)     adding new sub-clauses 14.5(g) and (h) as follows:-

                "(g) Notwithstanding any other provision of this Agreement, no Reducing or Non-Committed Bank shall be entitled to receive Net Disposal Proceeds arising from assets financed in whole by the Committed Banks.

                (h) In this Clause 14.5 and Clause 14.6, Net Disposal Proceeds shall not include proceeds from Disposals during the term of the Facilities provided that the proceeds from all such Disposals in aggregate amount are less than or equal to $3,000,000, and further provided that each such Disposal is (i) made by a Wool Group Company or a Subsidiary of the Borrowers or the Covenantors (a "Third Tier Subsidiary") and (ii) the proceeds from such Disposal are only retained by, and made available for the working capital purposes of, such Wool Group Company or Third Tier Subsidiary (as the case may be)".

8.3 In sub-clause 14.8(b)(i) (Factoring and Loans) the words "provided that the aggregate amount of all loans and advances by the Borrowers shall not at any time exceed $75,000,000 (or, if the Lead Bank specifically agrees in writing with Steering Committee approval, $85,000,000) and the aggregate amount of any loans or advances made by the Borrowers to any individual Subsidiary of a Tobacco Group Company which is itself a Tobacco Group Company (excluding long term assets as calculated for the purposes of the audited consolidated financial statements of the Borrower for the financial year ended 31 March 1995) shall not exceed $30,000,000" shall be added to the end of that sub-clause.

8.4     In  sub-clause   14.8(b)(ii)   (Factoring   and  Loans)  the  figure  of
        $30,000,000 shall be substituted for the figure of $25,000,000 in the final line.

8.5     A new Clause 14.8(c) shall be inserted as follows:

        "No further loans, gifts or credit may be made available by any Tobacco Group Company to any Wool Group Company after 16 July 1996."

8.6 Clause 14.11 (Capital Assets) shall be amended by adding the words "(and in any event, the value of all capital assets acquired and capital expenditure incurred in any Accounting Reference Period shall not exceed $1,000,000 without the prior written approval of the Steering Committee)" after the words "and accepted by the Steering Committee" in line 8 of that clause.

8.7 Clause 14.13(b) (Restrictions on Issue and Disposals of Shares) shall be amended by adding the words "or the sale of the entire shareholding of a Group Company in a company detailed on the list attached as Appendix C to this Agreement" after the words "Sale of a Wool Company" in line one.

8.8 Clause 14.17 (New Subsidiaries and Joint Ventures) shall be amended by deleting the closing bracket in the final line and adding the new words "or except where the aggregate investment made by the Group in all such Subsidiaries and/or joint ventures during the Availability Period does not exceed $1,000,000) and to notify the Lead Bank as soon as reasonably practicable of any proposal to establish a Subsidiary or joint venture and to provide such information about it as the Lead Bank may require from time to time".

8.9 Clause 14.44 (Dormant Companies) shall be amended by adding the words "provided that a company detailed in Appendix C to this Agreement may be put into liquidation without requirement for consent hereunder provided the Lead Bank has been notified in writing on the commencement of liquidation proceedings." to the end of that Clause.

8.10 Clause 14.45 (US Facility) shall be amended by adding the words "giving details of such amendment or variation" to the end of that Clause.

8.11 Clause 14.48 (Security) shall be amended by adding at the end a comma and the new words "provided that:

                (a) no steps are required to be taken to perfect the charges proposed to be created over the shares in Transcatab SpA, Tobacco Processors (Malawi) Limited (for so long only as the existing pre-emption rights remain in the articles of association of such company and exchange control consent to such charge has not been received from the Central Bank of Malawi), Tobacco Processors (Zimbabwe) (Pvt.) Limited and Tobacco Processors (Lilongwe) Limited;

                (b) no steps are required to be taken to document the intercompany loans made by Group Companies to Stancom Tobacco (Malawi) Limited or to obtain security therefor for so long as the litigation referred to in Clause 13.1(u) is continuing and documenting such loans or obtaining such security would prejudice the position of Stancom Tobacco (Malawi) Limited in such litigation;

                (c) registration in Kenya of the debentures granted by SCTC and TCLC to the Security Agent is not required for so long as neither of the Borrowers is registered in Kenya as having a place of business in Kenya.

                The Security Agent reserves the right, by notice in writing to SCC at any time, to require SCC and the Borrowers to use reasonable endeavours to procure the release of the preemption rights and to obtain the consent of the Central Bank of Malawi referred to above."

8.12    A new Clause 14.55 shall be added as follows:-

        "14.55 Inventory: The aggregate uncommitted inventory of the Borrowers (as shown on the WAFS System operated by the Borrowers) shall not exceed $35,000,000 at any time."

8.13    A new Clause 14.56 shall be added as follows:

        "14.56 Intercreditor Agreement: comply in all respects with the terms of the Intercreditor Agreement and in particular shall not pay or require the payment to it of any sums in breach of the US Facility Agreement."

8.14    A new clause 14.57 shall be added as follows:

        "14.57 US Facility Agreement: Each of the US Obligors shall procure that wherever any indebtedness under the US Facility Agreement is permanently reduced, the commitments thereunder shall be reduced accordingly."


9.      INFORMATION COVENANTS

9.1     Clause 15.3 (Cash Flow Forecast) shall be amended as follows:-

        (a) by deleting in sub-clause (a) the words "ten days following each Quarter Date" and inserting in their place "the twentieth day in each month with respect to the preceding month" and by deleting the words "Quarter Date" in subclauses 15.3(a)(i) and 15.3(a)(ii) and inserting in their place "such date".

        (b) by adding in sub-clause (b) the words "on a quarterly basis" after the words "Forecast and Calculation" in line one.

        (c) by adding in sub-clause (c) the words "and in particular to no Event of Default having occurred and being continuing" after the words "terms of this Agreement" in line 8 of that Clause and by inserting the figure "(c)" after the words "In this Clause 15.3" in line 10 of that sub-clause; and

        (d) by deleting the existing sub-clauses (d) and (e) and substituting new sub-clauses 15.3(d) and (e) as follows:-

                "(d) If a Cash Flow Forecast and Calculation or a recast Cash Flow Forecast and Calculation are determined by the Steering Committee (acting on the instructions of the Majority Banks) to be satisfactory, then, provided the Calculation shows that there is sufficient Surplus Cash (taking into account the Cash Flow Forecast and any payments made or to be made in respect of such period pursuant to sub-clause (c) above), payments may be made to the Committed Banks in permanent reduction of their Outstandings subject to the other terms of this Agreement, and in particular to no Event of Default having occurred and being continuing, and to the requirements of the Act and/or any equivalent legislation applicable in Liechtenstein. Notwithstanding any other provision of this Agreement, the aggregate Overall Commitments of the Committed Banks shall not be reduced below $170,000,000 unless
                        (i) the removal of this requirement is specifically requested by SCC by notice in writing to the Lead Bank, or (ii) a Sale of the Wool Group is effected, or
                        (iii) the reduction arises by reason of Net Disposal Proceeds paid to the Committed Banks pursuant to Clause 14.5(c). All payments to the Committed Banks under this sub-clause 15.3(d) shall be made pro rata pari passu. In this Clause 15.3(d) pro rata means the proportion which an amount to be paid to a Committed Bank during any Trading Period bears to the aggregate of all of the amounts to be paid to the Committed Banks in that Trading Period, where in each case the relevant Committed Bank has elected to accept such payment.

                (e) The sum of approximately $10,000,000 held in a blocked account with Deutsche Bank AG in Hamburg as at 16 July 1996 shall be applied as follows:

                        (i) First: in making the payments to the Reducing Banks and the Non-Committed Banks contemplated in Clause 8.6(c) (Reductions);

                        (ii) Second: in providing the cash cover referred to in Clause 6.3(B) (Counter Indemnity);

                        (iii) Third: in reducing Outstandings (but not Commitments or Overall Commitments)".


9.2 Clause 15.4 (Security Details) shall be deleted and replaced by the following:

        "Security Details: Deliver to the Security Agent in sufficient numbers for distribution to the Banks:

        (a) not later than 30 days following each Quarter Date, details of all Borrowings of each of the Borrowers during the Trading Period ending on such Quarter Date;

        (b) not later than 30 days following each Quarter Date details of all Borrowings of each other Group Company during the Trading Period ending on such Quarter Date,

                and in each case together with details of all Encumbrances created in respect thereof and the value of all pledged assets in such detail as the Lead Bank, (acting on the instructions of the Majority Banks) may require".

9.3 Clause 15.6 (Monthly Updates) shall be amended by deleting the heading "Monthly Updates" and replacing it with "Quarterly Updates" and by deleting in sub-clauses (a) and (b) the words "by the twentieth day in each month with respect to the preceding month" and inserting in their place "no later than 30 days after each Quarter Date with respect to the Trading Period ending on such Quarter Date" and by adding to the end of that Clause the words "with respect to: (a) each of the Borrowers individually; and (b) each of the Borrowers and their respective Subsidiaries in such detail as the Lead Bank (acting on the instructions of the Majority Banks) may require."

9.4 Clause 15.7(a) (Audited Accounts) shall be amended by inserting the words "and each of the US Obligors" in line 6 after the words "and each of the Group Companies".

9.5 Clause 15.9 (Inventory Programme) shall be amended by deleting the words "the twentieth Business Day of each month with respect to the preceding month" and inserting in their place "30 days after each Quarter Date with respect to the Trading Period ending on such Quarter Date for the Borrowers and their respective Subsidiaries".

9.6 Clause 15.17 (Receivables) shall be deleted and replaced by the following:

        "Receivables: Deliver to the Security Agent in sufficient numbers for distribution to the Banks not later than 30 days after each Quarter Date a report on receivables of each of the Borrowers arising during the Trading Period preceding such Quarter Date including details of all debts owed by debtors which were due for payment in the preceding Trading Period and are not yet paid, in a form notified to SCC by the Security Agent."

9.7     Clause 15.18 (Pre-Financing) shall be deleted and replaced by:

        "Pre-Financing: Deliver to the Security Agent, in sufficient numbers for distribution to the Banks, no later than 30 days after each Quarter Date, for SCTC and TCLC and each other Tobacco Group Company, details of all pre-financing provided or agreed to be provided to such Tobacco Group Company during the preceding Trading Period, in each case in a form notified by the Security Agent to SCC."

9.8 Clause 15.19 (Additional Information) shall be amended by deleting the words "twentieth day in each month" in line 2 of that clause and inserting in their place "30 days after each Quarter Date" and by deleting the word "month" wherever it occurs in sub-clauses (i), (ii),
        (iii) and (iv) and inserting "Trading Period" in its place.

9.9     A new Clause 15.20 shall be inserted as follows:

        "15.20 US Obligors: Deliver to the Security Agent in sufficient numbers for distribution to the Banks, no later than the twentieth day in each month for each of the US Obligors:

                (i) details of all Borrowings of each of the US Obligors for the preceding month as at the last day of that preceding month; and

                (ii) a calculation of the Borrowing Base under the US Facility Agreement with respect to the preceding month calculated as at the last day of that preceding month."

9.10    A new clause 15.21 shall be inserted as follows:

        "15.21 Revision of Time Limits at Year End: notwithstanding the provisions of Clauses 15.3, 15.5, 15.20 and 15.22, where information to be provided under those clauses with respect to any month relates to the month immediately preceding the financial year end of the Borrowers, the period of 20 days referred to in those Clauses shall be deemed to be changed to 60 days."

9.11    A new Clause 15.22 shall be inserted as follows:

        "15.22 Financial Covenant Calculations: by the twentieth day in each month a spread sheet showing calculations for the financial covenants set out in Clause 16.1 with respect to the preceding month."

10.     FINANCIAL COVENANTS

10.1 The existing Clauses 16.1 and 16.2 shall be deleted and the following new clauses shall be inserted:-

        "16.1 For so long as any liability remains outstanding or capable of becoming outstanding under any of the Finance Documents, the Borrowers shall procure that:

                (a) Minimum Net Worth: Net Worth at any time during each of the periods set out below shall not fall below the amounts set out below:

                        Quarter Beginning         $

                        31 March 1996             7,500,000
                        30 June 1996              7,500,000
                        30 September 1996         8,500,000
                        31 December 1996         10,000,000
                        31 March 1997            13,000,000

                (b) Borrower Net Worth: Borrower Net Worth shall not fall below $25,000,000.

                (c) Net Borrowings: Net Borrowings shall not exceed A + (0.8 X B) where A is calculated as $75,500,000 for the purposes of all calculations relating to periods up to 30 September 1996 and as $68,500,000 thereafter and B is calculated as the sum of:

                        (i)     all inventory and stock in trade of the
Borrowers;

                        (ii) trade receivables of the Borrowers not more than 90 days overdue;

                        (iii) all loans and advances provided by the Borrowers to members of the Group less all loans and advances by members of the Group to the Borrowers as determined on a basis consistent with the 1995/96 audited financial statements of the Group; and

                        (iv) all loans and advances made available by the Borrowers to suppliers of the Group.

                        LESS

                        All amounts due to trade creditors of each of the Borrowers.

                16.2 Not later than 31 March 1997, the Steering Committee, in consultation with Coopers & Lybrand, shall determine the levels for Net Worth, Borrower Net Worth and Net Borrowings which shall apply for the purposes of Clause
                        16.1 for the financial year ended 31 March 1998 and upon written notice by the Lead Bank to SCC such levels shall be deemed to have been inserted in Clause 16.1 with immediate effect and shall apply in place of the figures currently set out therein.

                16.3 SCC: For so long as any liability remains outstanding or capable of being outstanding under any of the Finance Documents SCC undertakes as follows:

                        (a) SCC will not permit its Leverage Ratio (i) to exceed 4.25 to 1.0 at any time prior to the Sale of the Wool Group and (ii) to exceed 3.5 to 1.0 at any time after the Sale of the Wool Group;

                        (b) SCC Tangible Net Worth during each of the periods set out below shall not fall below the amounts set out below:

                                Period                  $

                                13.6.96 - 29.9.96       80,000,000
                                30.9.96-30.12.96        82,500,000
                                31.12.96-02.5.98        85,000,000

 .
                16.4 In this Clause 16, the following expressions shall have the following meanings:-

                        "Borrower Net Worth" means the aggregate of the amounts paid up or credited as paid up on the issued share capital of the Borrowers and the aggregate amount of capital and revenue reserves of the Borrowers, including:-

                        (a)     any amount credited to share premium account of
                                 the Borrowers;

                        (b)     any capital redemption reserves of the
                                Borrowers;

                        (c) any balance standing to the credit of the combined profit and loss account of the Borrowers;

                                but deducting

                        (d) any debit balance on the combined profit and loss account of the Borrowers;

                        (e) any amounts shown in respect of goodwill (including goodwill arising on consolidation) or other intangible assets of the Borrowers and interests of non-Group members in members of the Borrowers;

                        (f) any reserves set aside for taxation, deferred taxation or bad debts;

                        (g) any amounts arising from upward revaluations of any assets since 5 May 1995; and

                        (h) the nominal amount of any shares in a company which are beneficially owned (if it be the case) by that company itself;

                        and so that no amount shall be included or excluded more than once.

                        For the purposes of this Clause, the combined profit and loss account of the Borrowers shall exclude any equity pick-up and/or stock dividends received or receivable by the Borrowers from their investments in Subsidiary and/or affiliate companies after 31 March 1995. "Equity pick-up" means, as at the date of determination thereof, the Borrowers' share of any increase or decrease in the net asset value of its Subsidiaries or affiliates whether through trading, revaluation of assets or other means; the Borrowers' share of net asset value being determined as a function of their investment in such Subsidiaries or affiliate companies.

                        "Intangible Assets" means, as at the date of any determination thereof, the total amount of all assets of SCC and its Subsidiaries consisting of goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expense, organisation expense, unamortised debt, discount and expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with generally accepted accounting principles in the United States of America;

                    "Leverage  Ratio"  means the ratio of (a) Total  Liabilities minus Subordinated Indebtedness to (b) SCC Tangible Net Worth plus Subordinated Indebtedness;

                        "Net Borrowings" means all Borrowings less (i) any Borrowings incurred to invest in new Subsidiaries and joint ventures provided such investment is permitted under Clause 14.17, (ii) contingent liabilities
                        (including   those   referable  to  bonds,   guarantees,
                        indemnities and letters of credit given by Banks under the Facilities) and (iii) amounts of cash for the time being deposited by a Borrower with a Bank which are at all times capable of being set off by such Bank against such Borrower's liabilities to it. All JTI contingent liabilities and deposits financed from sources other than the Facilities shall be excluded from the calculation of Net Borrowings."

                        "Net Worth" means the aggregate of the amounts paid up or credited as paid up on the issued share capital of the Borrowers and the aggregate amount of capital and revenue reserves of the Borrowers, including:-

                        (a)     any amount credited to share premium account of
                                 the Borrowers;

                        (b)     any capital redemption reserves of the
                                Borrowers;

                        (c) any balance standing to the credit of the consolidated profit and loss account of the Borrowers;

                        but deducting

                        (d) any debit balance on the consolidated profit and loss account of the Borrowers;

                        (e) any amounts shown in respect of goodwill (including goodwill arising on consolidation) or other intangible assets of the Borrowers and interests of non-Group members in the Borrowers;

                        (f) any reserves set aside for taxation, deferred taxation or bad debts;

                        (g) any amounts arising from upward revaluations of any assets since 5 May 1995; and

                        (h) the nominal amount of any shares in a company which are beneficially owned (if it be the case) by that company itself;

                        and so that no amount shall be included or excluded more than once;

                        For the purposes of this Clause, the consolidated profit and loss account of the Borrowers shall be prepared on a consistent basis under generally accepted accounting principles in the United States of America, but excluding any equity pick-up and stock dividend received or receivable by the Borrowers from their investments in Subsidiary and/or affiliate companies after 31 March 1996.

                        "Subordinated Indebtedness" means indebtedness of SCC the repayment of which has been subordinated to the repayment of the obligations of SCC under the SCC US Guarantee in accordance with the terms of the SCC US Guarantee;

                        "SCC Tangible Net Worth" means at any time, consolidated net shareholders' equity of SCC and its Subsidiaries determined in accordance with generally accepted accounting principles in the United States of America applied on a consistent basis, with no upward adjustments due to a revaluation of assets, minus all Intangible Assets of SCC and its Subsidiaries and excluding cumulative transaction adjustments.

                        "Total Liabilities" means all items which, in accordance with generally accepted accounting principles in the United States of America, would be classified as liabilities on a consolidated balance sheet of SCC and its Subsidiaries".

        16.5    Testing of Covenants

                (a) The covenant contained in Clause 16.1(c) (Net Borrowings) shall be tested as of the end of each month, by reference to the most recent details provided pursuant to Clause 15.

                (b) The covenant contained in Clause 16.1(a) (Minimum Net Worth) shall apply on a continuing basis and be tested monthly by reference to any losses or profits demonstrated, first, by the management accounts and secondly, where applicable, by the relevant audited accounts of the Borrowers.

                (c) The covenant contained in Clause 16.1(b) (Borrower Net Worth) shall apply on a continuing basis and shall be tested monthly by reference to any losses or profits demonstrated, first by reference to monthly management accounts and second by reference to the annual audited accounts of each of the Borrowers.

                (d) The covenants contained in Clauses 16.3 (a) and (b) shall be tested on each Quarter Date first by reference to the most recent Officers Certificate provided to the agent under the US Facility Agreement relating to that Trading Period (a copy of which shall be delivered to the Security Agent at the same time it is delivered under the US Facility Agreement), second by reference to the quarterly consolidated management accounts of SCC and its Subsidiaries and third by reference to the annual consolidated audited accounts of SCC and its Subsidiaries.

                (e) The Lead Bank may require any calculation based on the management figures to be restated and certified as accurate by the Auditors if in the bona fide opinion of the Lead Bank the subsequent publication of audited figures or any other information becoming available to the Lead Bank casts doubt on any relevant management figures."

                The existing Clause 16.3 shall be renumbered accordingly.

11.     TERMINATION IN CASE OF DEFAULT

11.1 Clause 17.1(a) shall be amended by inserting the words "or any US Obligor" after the words "failure by any Obligor".

11.2 Clause 17.1(b) shall be amended by inserting the words "or any US Obligor" after the words "in relation to any Group Company".

11.3 Clause 17.1(c) shall be amended by inserting the words "or any US Obligor" after the words "failure by any Obligor".

11.4 Clause 17.1(d) shall be amended by inserting the words "or any US Obligor" after the words "Group Company" wherever they occur.

11.5 Clause 17.1(e) shall be amended by inserting the words "US Obligor's or" after the words "substantial part of any" in subclauses (i) and (ii).

11.6 Clauses 17.1(f), (g), (h), (i), (j), (k), (n) and (o) shall be amended by inserting the words "or any US Obligor" after the words "Group Company" wherever they occur and Clause 17.1 (k) shall additionally be amended by deleting the words "following the receipt by the Steering Committee of the Report of Coopers & Lybrand referred to in Clause 4.1 (Review)" in sub-clause 17.1(k)(iii).

11.7 Clause 17.1(p) shall be amended by inserting the words "or US Obligors" after the words "Obligors".

11.8 Clause 17.1(r) shall be amended by deleting sub-clause (vi) and the word "and" immediately preceding it and inserting "or" at the end of Clause 17.1(b)(v).

11.9 Clause 17.1(s) shall be amended by deleting sub-clause (vi) and the word "and" immediately preceding it and replacing "and" with "or".

12.     FEES

12.1 Clause 18.2 (Commitment Fee) shall be deleted and replaced by the following:-

        "During the term of this Agreement, the Borrowers shall pay to the Lead Bank for the account of the Banks on 16 July 1996 and thereafter on each subsequent Quarter Date, a commitment fee calculated at the rate of 0.25 per cent. per annum on the aggregate Overall Commitments. Such fee shall accrue from day to day and on the basis of a 360 day year and shall be distributed between the Banks in their Pro Rata Shares". For the purposes of this Clause Overall Commitments shall be determined as follows:

        (a) In relation to the payment due on 16 July 1996, "Overall Commitments" shall be the Overall Commitments of the Banks immediately prior to the execution of this Agreement;

        (b) In relation to a payment due after 16 July 1996, Overall Commitments shall be calculated by reference to the Overall Commitments of the Banks on the day on which such payment falls to be made."

12.2 The following shall be inserted as Clauses 18.3 and 18.4 of the MFA:-

        "18.3 Back End Fee: SCC and the Borrowers shall be jointly and severally liable to pay to the Security Agent for the account of the Banks a fee of an amount calculated and payable in accordance with Schedule XXI.

        18.4 VAT: Where the costs and fees specified in this Clause attract value added tax or any similar tax, the relevant Borrower and/or SCC shall pay the relevant amount of such tax in addition to the cost or fee concerned."

12.3    The following shall be inserted as Schedule XXI to the MFA:-

        "SCHEDULE XXI

        CALCULATION OF BACK-END FEE


        1.      Definitions and Interpretations

        1.1 In this Schedule, the following words and expressions shall have the meanings set opposite them:-

                "Accountants" means the leading firm of chartered accountants appointed by the Security Agent from time to time for the purpose of this Schedule;

                "Exercise Date" means the date determined in accordance with paragraph 3 below;

                "the Exercise Price" means the price for the Shares determined in accordance with paragraph 2.2(b) below;

                "Fee" means the back-end fee payable by SCC to the Security Agent as agent and trustee for the Banks in accordance with this Schedule;

                "Shares" means ordinary shares in the capital of SCC such shares at the date of this Agreement being ordinary shares of $0.20 each;

                "Strike Price" means the price for the Shares determined in accordance with paragraph 2.2(a) below.

        2.      Calculation of Fee

        2.1 Amount of Fee: The amount of the Fee to be paid by SCC and the Borrowers to the Banks shall be equal to:

                $1,000,000      X       Exercise Price

                                        --------------

                                  Strike Price

        2.2 Calculation of Strike Price and Exercise Price: For the purposes of this Schedule:-

                (a) subject to any adjustment made under this Schedule, the Strike Price shall be the greater of (i) $4.25 per Share and (ii) the average of the middle market quotations of the Shares, as derived from the Wall Street Journal with respect to all the dealing days on the New York Stock Exchange in May 1996; and

                (b) subject to any adjustment made under this Schedule, the Exercise Price for the Shares shall be lesser of (i) $17.25 per Share and (ii) the average of the middle market quotations of the Shares, as derived from the Wall Street Journal with respect to the thirty dealing days on the New York Stock Exchange immediately preceding the relevant Exercise Date.

        2.3     Collar on amount of Fee:  Notwithstanding paragraphs 2.1 and
                2.2 above, the amount of the Fee shall be (a) a minimum of $500,000 and (b) a maximum of $2,000,000.

        3.      Exercise Date

                Determination of Exercise Date: Subject as provided below, the Exercise Date shall be the earlier of the date on which:-

                (a) the Facilities or any material part of them are refinanced; or

                (b) the Facilities are repaid in full (with unmatured liabilities under the Facilities being fully cash collateralised); or

                (c)     the Enforcement Date; or

                (d)     the Final Repayment Date;

                Provided that if the Fee is not paid in full to the Security Agent within 10 Business Days of such date ("the original date") then the Majority Banks may, at any time by written notice to SCC given before the Fee is paid, elect that the Exercise Date shall be such later date falling after the original date and prior to the date on which the Fee (as recalculated by reference to such later date (if any)) is paid in full as the Majority Banks may select.

        4.      Payments

        4.1 The Fee shall be paid by SCC and/or the Borrowers to the Security Agent not later than 5 Business Days after the Exercise Date.

        4.2 The fee shall be distributed amongst the Banks pro rata to their Overall Commitments on the Exercise Date.

        5.      Variations in Capital

        5.1 Variations in Capital: Subject to paragraph 5.2, in the event of any increase or variation of the share capital of SCC (whenever effected) by way of capitalisation or rights issue or otherwise, the Security Agent, in consultation with SCC, may make such consequential adjustments as it considers appropriate, in order to reflect such increase or variation of the share capital of SCC, to the Strike Price and Exercise Price.

        5.2 Review by Accountants: Except in the case of a capitalisation issue, no adjustment under paragraph 5.1 shall be made without the prior confirmation in writing from the Accountants that it is in their opinion fair and reasonable.

        5.3 Notification of Adjustment: As soon as reasonably practical after making any adjustment under paragraph 5.1, the Security Agent shall give notice in writing of such adjustment to SCC and each Bank.

        5.4 Role of Accountants: In respect of any matter where they are required to act under this schedule in relation to the Fee, the Accountants shall be deemed to be acting as experts and not as arbitrators and the Arbitration Acts 1950 to 1979 shall not apply hereto.


13.     US FACILITY

13.1 The heading to Clause 21 shall be amended to read "Assignments, Transfers and US Security".

13.2    Clause 21.2 (Banks) shall be amended to read as follows:-

        "Any Finance Party may, after prior consultation with the Lead Bank and with the prior written consent of SCC (which shall not be unreasonably withheld or delayed) and subject to Clause 21.3:-

        (a) assign its rights and benefits under its Facilities and this Agreement and each other Finance Document to which it is a party; or

        (b) transfer in accordance with Clause 21.4 its obligations under this Agreement and each other Finance Document to another Finance Party or to an institution (whether incorporated in the United Kingdom or elsewhere) which is for the time being authorised or entitled (pursuant to the Banking Act 1987 and the Banking
        Co-ordination (Second Council Directive) Regulations 1992) to accept deposits in the United Kingdom, where in each case (i) such assignee or transferee is acting as principal only and (ii) the rights and/or obligations being assigned or transferred to it represent all or a minimum of $10 million of the Overall Commitment of the assignor or transferor.

        Any Finance Party wishing to assign or transfer any of its rights and/or obligations under this Agreement (the "Proposed Transferor") shall first notify the Lead Bank of its intention so to do and the proposed terms of such assignment or transfer (the "Transfer Notice") and shall not be entitled to make such assignment or transfer until a period of thirty days (the "30 Day Period") shall have elapsed from the date of receipt by the Lead Bank of the Transfer Notice. If, within the 30 Day Period, any Finance Party has notified the Proposed Transferor that it is willing to accept an assignment or transfer on the same terms as those detailed in the Transfer Notice and otherwise on the terms of this Agreement (which notification shall be binding on such Finance Party) (an "Acceptance Notice") then the Proposed Transferor shall be obliged to make such assignment or transfer to such Finance Party and not to any third party. If more than one Finance Party shall have given an Acceptance Notice to the Proposed Transferor within the 30 Day Period, the obligation of the Proposed Transferor hereunder shall be to transfer to the first Finance Party to give an Acceptance Notice to the Proposed Transferor. If no Acceptance Notice is received from any Finance Party during the 30 Day Period with respect to a Transfer Notice, the Proposed Transferor may assign or transfer its rights and obligations specified in the Transfer Notice on the terms specified in such Transfer Notice and otherwise in accordance with the terms of this Agreement. No assignment or transfer of any rights and/or obligations of a Finance Party hereunder may be made on terms which have not previously been notified in full to the Lead Bank in a Transfer Notice in accordance with the terms of this Clause."

13.3 Clause 21.3 (Assignment and Transfer) shall be amended by inserting the words "and agreeing that it shall be bound in all respects by the terms of the Intercreditor Agreement as if it had been an original party thereto as a Junior Lender (as defined therein) and executing such documentation in relation thereto as the Lead Bank may require" after the words "Finance Document as a Finance Party" in line 7 of that Clause.

13.4 Clause 21.13 shall be amended by inserting in paragraph (a) before "to any prospective assignee", the words "with the prior consent of SCC".

13.5    The following shall be inserted as Clause 21.14 of the MFA:

        "21.14 Investigation: Each Transferee shall be deemed to irrevocably agree, upon becoming a party to this Agreement, that the Lead Bank may at any time, at the cost of the Transferee, appoint Coopers & Lybrand or another reputable firm of accountants to investigate the compliance by such Transferee with its obligations under this Agreement and in particular Clause 21."

13.6    The following shall be inserted as Clause 21.15 of the MFA:-

        "21.15  (a)     Security Agent and Letter of Credit:  The Banks
                        hereby appoint the Security Agent to execute the Intercreditor Agreement on behalf of the Banks and to issue the Letter of Credit and hereby authorise the Security Agent to exercise such rights, powers and discretions as are specifically delegated to it by the terms of this Agreement together with such rights, powers and discretions as are reasonably incidental to them.

                (b) The Security Agent agrees that, as soon as reasonably practicable after receipt by it of written notification from the US Agent of a Default Event, it shall notify each Bank by facsimile of the occurrence of such Default Event.

                (c) Each Bank shall notify the Security Agent by facsimile no later than 10.00 a.m. (London time) on the fifteenth Business Day after the date of such notice, whether it wishes the Security Agent to enforce the US Security held by it upon the Security Agent becoming entitled to do so hereunder, under the US Security and under the Intercreditor Agreement.

                (d)     If all  Banks  agree  to  its  taking  such  enforcement
                        action, the Security Agent shall enforce the US Security, provided that nothing in this Agreement shall require the Security Agent, the Lead Bank or any of the Banks to breach any provision of the Intercreditor Agreement.

                (e) In consideration of the Security Agent issuing the Letter of Credit, each Bank hereby jointly and severally:-

                        (i) agrees to keep the Security Agent indemnified from and against all actions, proceedings, liabilities, claims, demands, damages, costs and expenses in relation to or arising out of or appearing to the Security Agent to arise out of the Letter of Credit and/or the US Security or any indemnity or undertaking given by the Security Agent in relation to them and to pay to the Security Agent on demand all payments, losses, costs, charges, damages and expenses suffered or incurred by the Security Agent in consequence of the Letter of Credit and/or the US Security or arising in connection with them, whether directly or indirectly;

                        (ii) irrevocably authorises and directs the Security Agent to make any payments and comply with any demands which may be claimed or appear to the Security Agent to be claimed or made under or pursuant to any of the Letter of Credit and/or the US Security or any indemnity or undertaking given by the Security Agent in relation to them without any reference to or further authority from any Bank and agrees that any payment made by the Security Agent in accordance with or appearing to the Security Agent to be in accordance with any of the Letter of Credit and/or the US Security and/or any indemnities or undertakings of the Security Agent in respect of them shall be binding upon each of the Banks and shall be accepted by the Banks as conclusive evidence that the Security Agent was liable to make such payment or comply with such demand and the Security Agent may at any time determine or procure the determination of any of the Letter of Credit and/or the US Security and/or any of the indemnities or undertakings of the Security Agent in respect of them;

                        (iii)   agrees  that  the  indemnity  contained  in this
                                Clause  shall  be in  addition  to  and  not  in
                                substitution for any other indemnity or reimbursement right which the Security Agent may hold as at the date of this Agreement.

                        (iv) agrees to provide to the Security Agent, forthwith on demand at any time by the Security Agent if at any time the Security Agent in its discretion considers that it may not be able to have full recourse to the cash collateral referred to in Clause 6.3(h), full cash cover for its obligations under this Clause 21.14(e), together with such documentation relating to it, including charges or deposit agreements, as the Security Agent may require."

                (f) Each of the Finance Parties hereby undertakes to the others of them that it will comply strictly with the terms of the Intercreditor Agreement.

14.     LEAD BANK, SECURITY AGENT AND STEERING COMMITTEE

14.1 Clause 22.1(a)(i) (Appointment) shall be amended by inserting the words" "and the Intercreditor Agreement" after the words "this Agreement" in the first and third lines of that clause.

14.2 Clause 22.1(a) (Appointment) shall be amended by inserting a new sub-clause (iv) as follows:-

        "(iv) the Security Agent to act as its agent and (in relation only to the US Security) trustee in connection with the US Security and the Intercreditor Agreement and authorises the Security Agent to exercise such rights, powers and discretions as are specifically delegated to it by the terms of this Agreement, the Intercreditor Agreement and the US Security together with all such rights, powers and discretions as are reasonably incidental to them."

14.3 Clause 22.2(a) (Powers) shall be amended by deleting the existing sub-clauses (i), (ii) and (iii) and inserting the following in their place:

        "(i) any representation made by the Obligors and/or the US Obligors in or in connection with the Finance Documents is true;

        (ii) no Event of Default or Potential Event of Default has occurred; and

        (iii) no Obligor or US Obligor is in breach of or in default under its obligations under any Finance Document or the US Facility Agreement;"

14.4 Clause 22.2(d) (Powers) shall be amended by inserting the words "or US Obligor" after "Obligor" wherever it occurs.

14.5 Clauses 22.2 (i) and (j) (Powers) shall be amended by replacing the words "this Agreement" with "any Finance Document".

14.6 Clause 22.3(b) (Duties) shall be amended by adding after the words "under the Security Documents from any Obligor" in the last line the words "or from any other person under the US Security or the Intercreditor Agreement".

14.7 Clause 22.3(c) (Duties) shall be amended by deleting the words "this Agreement or any Security Document" in line 4 of that clause and inserting the words "any Finance Document" in their place and also by deleting the words "this Agreement" at the end of that clause and inserting in their place the words "such Finance Document" and by inserting after "Obligor" the words "or US Obligor" and by inserting the words "or the US Facility Agreement" after the words "Finance Document" wherever they occur.

14.8 Clause 22.6 (Exoneration) shall be amended by adding the words "or US Obligor" after "any Obligor" wherever it appears and by adding "or the US Facility Agreement" after each reference to "any Finance Document" and by adding "or US Obligor " after "Group Company" in sub-sections (c) and (f).

14.9 Clause 22.13 (Credit Appraisals) shall be amended by adding the words "or US Obligor" in line 4 after the words "nature of any Group Company" and in sub-clauses (a) and (b) thereof after the words "Group Company" wherever they occur.


15.     PROVISIONS RELATING TO SUCCESSOR

        Clause 24.3 (Provisions relating to Successor) shall be amended by adding in sub-clause (a) after "and the Obligors" the words "and US Obligors".

16.     ENFORCEMENT

        Clause 25.1 (Enforcement) shall be amended by adding to the end of sub-clause (c) the words "(with respect only to the security granted by such Charging Company) and by adding a proviso to the end of that Clause as follows:-

        "provided that the Security Agent may only be required to enforce the US Security in accordance with the terms of the Intercreditor Agreement".

17.     EQUALISATION

17.1 Clause 26.1 (Notification) shall be deleted and replaced by the following:

        "26.1 Notification: Within five Business Days after the Enforcement Date, each Bank shall notify the Lead Bank and the Security Agent of:

                (a) the aggregate amount of Indebtedness incurred by each Group Company and each US Obligor to such Bank (actually or contingently) under its Facilities and each Finance Document as at the Enforcement Date; and

                (b) the aggregate amount (if any) paid by such Bank under or pursuant to the Intercreditor Agreement by reason of a breach or an alleged breach by any of the Finance Parties of the terms of the Intercreditor Agreement (including payments made under or in respect of the Letter of Credit or pursuant to Clause 21.15 (Security Agent and Letter of Credit)) which has not already been reported under (a) above and which has not been repaid or reimbursed to such Bank, (its "Aggregate Bank Indebtedness")."

17.2    A new Clause 26.9 shall be added as follows:

        "26.9 Final Equalisation: The provisions of this Clause 26.9 shall be applied at such time or times after the Enforcement Date as the Security Agent shall consider appropriate, (provided that such provisions will, unless otherwise agreed by all the Banks, be applied at least once by no later than the first anniversary of the Enforcement Date), as follows:

                (a) before each occasion on which it intends to implement the provisions of this Clause 26.9, the Security Agent shall send a notice to each Bank requiring it to notify the Security Agent of (i) the aggregate amount of Indebtedness incurred by each Group Company and each US Obligor to such Bank (actually or contingently) under its Facilities and each Finance Document as at the date of such notice and which has not been paid or cash cover or other security provided therefor as at the date of such notice; and (ii) the aggregate amount (if any) paid by such Bank under or pursuant to the Intercreditor Agreement by reason of a breach or an alleged breach by any of the Finance Parties of the terms of the Intercreditor Agreement (including payments made under or in respect of the Letter of Credit or pursuant to Clause 21.15 (Security Agent and Letter of Credit)) which has not already been reported under (i) above and which has not been repaid or reimbursed to such Bank as at the date of such notice (its "Bank Loss").

                (b) Each Bank shall deliver the information requested by the Security Agent no later than 10 Business Days after receipt by it of a notice pursuant to sub-clause (a) above.

                (c) Based on the information given to it under Clause 26.9(b) (subject to any adjustments it regards as appropriate) the Security Agent shall calculate the balancing credit or balancing payment (if any) due to or from each Bank, being the amount required to be paid or received in order to equalise such Bank's Proportion of Bank Loss with its Proportion of Aggregate Commitments, and shall notify each Bank of the amount (if any) payable or receivable by each Bank accordingly.

                (d) Forthwith upon receipt of a written request by the Security Agent, each relevant Bank shall pay to the Security Agent the amount of the balancing payment notified as payable by it under Clause 26.9(c) and the Security Agent shall, as soon as practicable, pay to each Bank to which a balancing credit is due, the amount of such credit, provided that where an amount is claimed by a Bank for an unmatured liability, then the amount of the relevant Reserve shall be paid into an interest-bearing deposit account in accordance with Clause 27.6 (Account).

                (e) If a Bank fails to make a payment due from it under this Clause 26.9, the Security Agent shall be entitled to take action on behalf of the banks to whom such payment was to be redistributed (subject to being indemnified to its satisfaction by such Banks) but shall have no obligation or liability to those Banks or any other person as regards such default and any loss suffered as a result of such default shall lie where it falls.

                Any equalisation under this Clause 26.9 shall be in addition to any equalisation conducted pursuant to Clause 26.1 and will take account of previous adjustments under Clauses 26.1 and 26.9 as appropriate.

18.     NOTICES

        Clause 32.3 shall be amended by adding the words "or US Obligor" after "Obligor" wherever it occurs.

19.     AUTHORITY OF SCC

        Clause 37.1 (Amendment) shall be amended by adding in line 1 after the words "(other than SCC)" the words "including the US Obligors".

20.     GOVERNING LAW AND JURISDICTION

        Clause 39.2 (b) shall be amended by adding after "Covenantors" in line 1 the words "and each of the US Obligors".

21.     CONSENT TO WOOL GROUP REORGANISATION

        A new Clause 40 shall be added as follows:

        "40.    WOOL GROUP REORGANISATION

        40.1 The Finance Parties hereby consent to the proposed reorganisation of the Wool Group on the terms set out in Appendix D (the "Wool Group Reorganisation") provided that such reorganisation shall not adversely affect the security held by the Security Agent or the MFA Banks over the shares in Standard Wool France S.A. This clause shall not restrict a Wool Group Company entering into any Permitted Borrowings or Permitted Encumbrances.

        40.2 TCLC hereby undertakes that, forthwith upon receipt by it of the sum of approximately $13,000,000 which will be received by it following the Wool Group Reorganisation (the "Reorganisation Proceeds"), it will pay the Reorganisation Proceeds into a designated account of TCLC with Deutsche Bank AG in Hamburg (the "Reorganisation Account"). TCLC further agrees that, in consideration of the Banks consenting to the Wool Group Reorganisation, it shall not be entitled to withdraw any amount from time to time standing to the credit of the Reorganisation Account except as provided in Clause 40.3 below.

        40.3 Any balance from time to time standing to the credit of the Reorganisation Account may be withdrawn only in the following circumstances:

                (a) If at any time when a payment falls to be made to a Reducing Bank or a Non-Committed Bank pursuant to Clauses 8.6 (a), (c) and (d) and subject always to Clause 15.3(c), TCLC shall be entitled to debit the Reorganisation Account with the amount of such payment and to apply the amount withdrawn from the Reorganisation Account in reduction or satisfaction of such payment.

                (b) If at any time, TCLC has insufficient freely available cash for the purposes of operating its business the Group Treasurer may, by notice in writing to the Lead Bank and each other member of the Steering Committee, request a withdrawal from the Reorganisation Account by certifying (i) that TCLC has insufficient freely available cash for the purposes of operating its business, (ii) the reasons for such insufficiency,
                        (iii) the amount required to satisfy such insufficiency, (iv) the amount requested to be withdrawn from the Reorganisation Account (which shall be an amount equal to or less than such insufficiency) and (v) the period for which additional funds are required (the "Stated Period"). TCLC shall be permitted to withdraw such amount two Business Days after receipt by all of the members of the Steering Committee of such notice unless the Steering Committee has notified TCLC in writing that it objects to the proposed withdrawal. TCLC undertakes that it shall repay the amount so withdrawn to the credit of the Reorganisation Account within the Stated Period.

                (c) If and to the extent that the balance standing to the credit of the Reorganisation Account at any time exceeds the amount of the payments which will become due to the Committed and Reducing Banks pursuant to Clause 8.6(a),
                        (c) and (d).

        40.4 For the avoidance of doubt, the Reorganisation Account and the balance standing to the credit of the Reorganisation Account shall continue at all times to be subject to the security granted by the Borrower Debentures and nothing in this Clause 40 shall create a trust of any kind.

        40.5 The amount, if any, standing to the credit of the Reorganisation Account on 1 May 1997, shall be applied in reduction of the Outstandings of the Banks or, if there are no such Outstandings, shall be paid to such account of TCLC as TCLC may specify by notice in writing to the Lead Bank. Nothing in this letter shall oblige Deutsche Bank AG in Hamburg to permit any overdraft or debit balance on the Reorganisation Account."

        and Schedule II to this Agreement shall be added as a new Appendix D to the MFA.

22.     THE BANKS

22.1    Schedule II shall be amended:

        (a) by deleting the figure of $10,000,000 under the headings "Commitment" and Overall Commitment" against the name of NationsBank and replacing them with "$6,241,231.50"; and

        (b) by adding after the reference to "BfG Bank Aktiengesellschaft" the words "transferred to Bank of America NT&SA" and by aggregating the details for Borrower, Type of Facility, Commitment and Overall Commitment so as to produce a new entry in Schedule II for Bank of America giving Bank of America a Commitment of $21,000,000 and an Overall Commitment of $21,000,000.

22.2 Schedule IV shall be amended by adding after the words "BfG Bank A.G." in Parts I and II of that Schedule the words "(now transferred to Bank of America NT&SA)"

22.3 Schedule XI Part II shall be amended by adding after the words "BfG Bank A.G." the words "(now transferred to Bank of America NT&SA)".

22.4 Schedule XIII shall be amended by adding after the words "BfG Bank AG" the words "(now transferred to Bank of America NT&SA)".

22.5 The execution provisions of the MFA shall be amended by adding after the signatures for BfG Bank the words "(transferred its Commitment to Bank of America NT&SA)".

23.     EXISTING SECURITY

        Schedule XI (Existing Security) shall be amended by adding to the end of that Schedule the following details:

        "BHF Bank       The Bank's general terms and conditions provides
                        for a pledge on goods and documents of title which are in the possession of the Bank."

24.     DISTRIBUTION OF RECOVERIES

        Schedule XVIII shall be amended by inserting the words "or the US Obligors" after the word "Obligors" in paragraphs 2(d), and (e)and on paragraph 2(f)(ii) and (iii).

25.     COUNTERPARTS

        This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute a single instrument.

26.     NOTICES

        The provisions of Clause 32 (Notices) of the MFA shall be deemed to be incorporated, mutatis mutandis, in this Agreement.

27.     GOVERNING LAW AND JURISDICTION

        The provisions of Clause 39 (Governing Law and Jurisdiction) of the MFA shall be deemed to be incorporated, mutatis mutandis, in this Agreement.

28.     EFFECTIVE DATE

        This Agreement shall become effective on the date on which the Lead Bank confirms to SCC and the Banks that all of the following have been received by the Lead Bank in form and substance satisfactory to it (or have been waived by the Lead Bank (acting on the instructions of the Majority Banks):-

        (c) Agreement: a copy of this Agreement duly executed by SCC on behalf of itself and each Borrower and Covenantor and by all the other parties hereto, together with a letter addressed to the Lead Bank by each Borrower and Covenantor confirming that it has received a copy of this Agreement and has instructed SCC to sign this Agreement on its behalf;

        (d) Intercreditor Agreement: a copy of the Intercreditor Agreement duly executed by all the parties to it;

        (e) US Facility Agreement: a copy of the US Facility Agreement duly executed by all the parties to it;

        (f)     Company Documents:

                (i) Constitutional Documents: certified copies of the certificate of incorporation, certificate of incorporation on change of name (if any) and current memorandum and articles of association of each US Obligor, SCC and SCTC;

                (ii) Members' Resolutions: in relation to each of the US Obligors, a certified copy of the minutes of the meeting of its members or a written consent of the beneficial owners of all shares of such company approving the terms of this Agreement and the Intercreditor Agreement and the US Security to which it is a party, together with a certificate of one of its directors confirming that (where a meeting of members has been held) the resolutions set out in the relevant minutes were duly and properly passed and confirming that such resolutions are still in effect and have not been varied or rescinded unless local legal counsel to the Lead Bank and the Security Agent advises that this is not necessary.

                (iii) Certificate of Authorisation: in relation to each of SCC and the US Obligors, a certificate of one of its directors to the effect that the requisite resolution of its board of directors, in the Agreed Terms, has been duly and properly passed:-

                        (aa) authorising its execution, delivery and performance of this Agreement the Intercreditor Agreement and, in the case of the US Obligors, the US Security to which they are parties; and

                        (bb) authorising a named person or persons specified in such documents and whose specimen signatures appear there to sign (where appropriate as a Deed) such documents and any amendments and renewals of them and to give any notices or certificates required in connection with such documents, and confirming that such resolutions are still in effect and have not been varied or rescinded or a certificate in such other form as local legal counsel to the Lead Bank and the Security Agent considers to be satisfactory;

                (iv) Authorising Board Resolutions: a certified copy of the resolutions of the board of directors of each of SCC and the US Obligors unless local legal counsel to the Lead Bank and the Security Agent advises that this is not necessary;

                (v) Obligor Confirmations: in relation to each of the Obligors except the Covenantors, a confirmation that its obligations under or pursuant to the Finance Documents remain in full force and effect and that the guarantees and/or security granted by it remain in full force and effect to secure all the obligations of the Borrowers under the MFA as amended hereby;

                (vi) SCTC Members' Resolutions: in relation to SCTC, a certified copy of the minutes of the meeting of its members or a written consent of the beneficial owners of all shares of such company approving the charge referred to in Clause 6.1(h) (the "Cash Charge"), together with a certificate of two of its directors confirming that (where a meeting of members has been held) the resolutions set out in the relevant minutes were duly and properly passed and confirming that such resolutions are still in effect and have not been varied or rescinded unless local legal counsel to the Lead Bank and the Security Agent advises that this is not necessary.

                (vii) SCTC Certificate of Authorisation: in relation to SCTC, a certificate of two of its directors to the effect that the requisite resolution of its board of directors, in the Agreed Terms, has been duly and properly passed:-

                    (aa) authorising its execution,  delivery and performance of the Cash Charge; and

                    (bb) authorising a named person or persons specified in such documents and whose specimen signatures appear there to sign (where appropriate as a Deed) the Cash Charge and any amendments and renewals of it and to give any notices or certificates required in connection with it, and confirming that such resolutions are still in effect and have not been varied or rescinded or a certificate in such other form as local legal counsel to the Lead Bank and the Security Agent considers to be satisfactory;

                (viii) SCTC Authorising Board Resolutions: a certified copy of the resolutions of the board of directors of SCTC unless local legal counsel to the Lead Bank and the Security Agent advises that this is not necessary;

        (g) Security Documents: (a)a guarantee and a security agreement duly executed by the US Obligors; and (b) the Cash Charge duly executed by SCTC.

        (h)     Legal Opinions: legal opinions of each of:-

                Robinson, Bradshaw & Hinson, (North Carolina)
                Dr Dr Batliner & Partner, (Liechtenstein)
                Secretan Troyanov & Partners, (Switzerland)
                Clifford Chance (England)

        (i) US Facility: receipt by the Lead Bank of a facsimile addressed to the Lead Bank from NationsBank, N.A. (South) as agent to the providers of the US Facility stating either that all the conditions precedent set out in (aa) the Third Amendment to the US Facility Agreement and (bb) the term loan and security agreement referred to at (ii) in the definition of "US Facility Agreement" have been satisfied and the facilities referred to therein are unconditionally available to SCT(US) or that such conditions precedent will be so satisfied and such facilities will become so available upon satisfaction (either by delivery or by waiver by the Lead Bank (acting on the instructions of the Majority Banks)) of the conditions precedent set out in this Agreement;

        (j) Repayment Schedules: evidence that new repayment schedules have been accepted by the Non-Committed Banks (in terms consistent with this Agreement) as replacing or overriding any rights of repayment they may have under their respective facility documents;

        (k) Payment of Fees: all fees payable to the Lead Bank, the Security Agent and their respective legal advisers or any Consultant (together with any disbursements and any applicable taxes) shall have been paid in full no later than 5 days following the date of execution of this Agreement;

        (l) Other Documentation: such other documentation as the Lead Bank may specify in writing.


29.     CONDITIONS SUBSEQUENT

29.1 SCC and the Borrowers shall procure that all of the following shall be received by the Lead Bank in form and substance satisfactory to it no later than 31 July 1996:

        (a) title insurance in favour of the Security Agent as agent and trustee for the Finance Parties, with respect to each of the properties owned by the US Obligors; and

        (b)     a legal opinion of Narron, Holdford, Babb, Harrison & Rhodes
                P.A.

29.2 A failure by SCC and the Borrowers to procure the satisfaction of the conditions in Clause 29.1 shall not invalidate this Agreement or the incorporation of its terms in the MFA or any provision of the MFA but such failure shall constitute an Event of Default under the MFA. For the avoidance of doubt, save as expressly provided in Clause 17.1 (Termination in Case of Default) all the terms and conditions of this Agreement and the MFA (including, without limitation, Clauses 6.3 (Counter Indemnity), 21.15 (Security Agent and Letter of Credit) and 26 (Equalisation) shall remain in full force and effect for so long as any amount is owing or capable of becoming owing, actually or contingently, under or pursuant to this Agreement, the MFA, the Letter of Credit or any of the other Finance Documents (including, without limitation, the Intercreditor Agreement).



30.     DORMANT COMPANIES

        The attached Schedule III shall be attached as Appendix C to the MFA.

31.     MFA TO CONTINUE IN FULL FORCE

31.1 The MFA shall continue in full force and effect, save as otherwise expressly amended by this Agreement.

31.2 The amendments contained in this Agreement shall be without prejudice to any rights and liabilities arising under the MFA by reference to any acts, omissions and events occurring before such amendments come into effect.


AS WITNESS the hands of the parties the day and year first above written.

US OBLIGORS

STANDARD COMMERCIAL TOBACCO COMPANY, INC.
P O Box 450
Wilson, North Carolina 27894

Facsimile No:   (919) 237 1109
Attention:      D L Williams

By:     Mr Merrick


W.A. ADAMS COMPANY
P O Box 1848
Wilson, North Carolina 27894

Facsimile No:   (919) 237 1109
Attention:      D L Williams

By:     Mr Merrick


GENERAL PROCESSORS, INC.
P O Box 246
Oxford, North Carolina 27565

Facsimile No:   (919) 693 1818
Attention:      D L Williams

By:     Mr Merrick


SCC

STANDARD COMMERCIAL CORPORATION
(acting for itself and on behalf of Trans-Continental Leaf
Tobacco Corporation Limited, Standard Commercial
Tobacco Company (UK) Limited, Werkhof GmbH and
Spierer  Freres & Cie SA) 2201 Miller Road, P O Box 450,  Wilson NC  27894-0450,
USA

Facsimile No:   001 919 237 1109
Attention:      The Finance Director

By:     Mr Merrick


THE LEAD BANK

DEUTSCHE BANK A.G. IN HAMBURG
F/Kreditbearbeitung 3
Alter Wall 37
20457 Hamburg, Germany

Facsimile No:   00 49 40 3701 4784
Attention:      Mrs Monika Nickel

By:     Mr Wilken               Mrs Nickel


THE SECURITY AGENT

MEESPIERSON N.V.
Camomile Court
23 Camomile Street
London EC3A 7PP

Facsimile No:   0171 444 8810
Attention:      Walter Gibson Esq

By:     Mr Gibson               Mr Lappin-Smith


THE STEERING COMMITTEE

COMMERZBANK A.G.
Ness 7-9
20457 Hamburg, Germany

Facsimile No:   00 49 40 368 33305
Attention:      Mr Weidner

By:     Mr Loeck                Mr Weidner


NORDDEUTSCHE LANDESBANK GIROZENTRALE
Brodschrangen 4
20457 Hamburg, Germany

Facsimile No:   00 49 40 3765 5304
Attention:      Mrs Barbara Grammel

By:     Mrs Glindmeyer  Mr Heckmann


WESTDEUTSCHE LANDESBANK GIROZENTRALE
Domstrasse 10, 20095 Hamburg,
Germany

Facsimile No:   00 49 40 339 68265
Attention:      Mr T Richter

By:     Mr Richter              Mr Jungnitsch


DEUTSCHE BANK A.G. IN HAMBURG
F/Kreditbearbeitung 3
Alter Wall 37
20457 Hamburg, Germany

Facsimile No:   00 49 40 3701 4784
Attention:      Mrs Monika Nickel

By:     Mr Wilken               Mrs Nickel


MEESPIERSON N.V.
Coolsingel 93, P O Box 749
3000 AS Rotterdam
Netherlands

Facsimile No:   00 31 10 401 5885
Attention:      Jaap van Beveren

By:     Mr Gibson               Mr Lappin-Smith


THE ROYAL BANK OF SCOTLAND PLC
5-10 Great Tower Street
London EC3P 3HX

Facsimile No:   0171 626 5407
Attention:      T J Smith Esq
                Julia H Peasley

By:     Mr Smith


THE BANKS


DEUTSCHE BANK A.G. IN HAMBURG
F/Kreditbearbeitung 3
Alter Wall 37
20457 Hamburg, Germany

Facsimile No:   00 49 40 3701 4784
Attention:      Mrs Monika Nickel

By:     Mr Wilken               Mrs Nickel


MEESPIERSON N.V.
Coolsingel 93, P O Box 749
3000 AS Rotterdam
Netherlands

Facsimile No:   00 31 10 401 5885
Attention:      Jaap van Beveren

By:     Mr Gibson               Mr Lappin-Smith



JOH. BERENBERG, GOSSLER & CO.
Neuer Jungfernstieg 20
20354 Hamburg,
Germany

Facsimile No:   00 49 40 354 248
Attention:      Mr Schroder

By:     Mr  Dolitz              Mr Bock


BERLINER HANDELS-UND FRANKFURTER BANK
Paulstrasse 5
20095 Hamburg, Germany

Facsimile No:   00 49 40 320 09203
Attention:      Dr Saft

By:     Dr Saft         Mr Budde


BERLINER BANK AKTIENGESELLSCHAFT
Niederlassung Hamburg
Domstrasse 21
20095 Hamburg, Germany

Facsimile No:   00 49 40 3020 5319
Attention:      Mr v. Lobbecke

By:     Mr Nullmeier            Mr v. Lobbecke


COMMERZBANK A.G.
Ness 7-9
20457 Hamburg, Germany

Facsimile No:   00 49 40 368 33305
Attention:      Mr Weidner

By:     Mr Loeck                Mr Weidner


NORDDEUTSCHE LANDESBANK GIROZENTRALE
Brodschrangen 4
20457 Hamburg, Germany

Facsimile No:   00 49 40 376 55304
Attention:      Mrs Barbara Grammel

By:     Mrs Glindmeyer  Mr Heckmann


SCHRODER MUNCHMEYER HENGST & CO.
Ballindamm 33
20095 Hamburg, Germany

Facsimile No:   00 49 40 329 5275
Attention:      Mr Stockmann

By:     Mr Hahlbrock            Mr Stockmann


THE THAI FARMERS BANK PUBLIC COMPANY LIMITED
Gansemarkt 24
20354 Hamburg, Germany

Facsimile No:   00 49 40 346 206
Attention:      Mr Heidebrecht

By:     Mr Heidebrecht    XXXXXXXXXXXXXXXXX


WESTDEUTSCHE LANDESBANK GIROZENTRALE
Domstrasse 10, 20095 Hamburg,
Germany

Facsimile No:   00 49 40 339 68265
Attention:      Mr T Richter

By:     Mr Richter              Mr Jungnitsch


BANK JULIUS BAER & CO. LIMITED
Bahnhofstrasse 36
8001 Zurich
Switzerland

Facsimile No:   00 411 202 1016
Attention:      Dr Zollinger

By:     Dr Zollinger            Mr Geissbuhler


NATIONSBANK, N.A.


Facsimile No:   00 1 704 386 1270
Attention:      Mr Greg Powell

By:     Mr Parkhurst


BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
Bank of America House
1 Alie Street
London E1 8DE

Facsimile No:   0171 313 2236
Attention:      Robert Kasbolt

By:     Mr Casbolt


THE ROYAL BANK OF SCOTLAND PLC
5-10 Great Tower Street
London EC3P 3HX

Facsimile No:   0171 626 5407
Attention:      T J Smith Esq
                Julia H Peasley

By:     Mr Smith

        SCHEDULE I

        THE BANKS

Bank

Bank Julius Baer & Co. Ltd

Bank of America NT & SA

BfG Bank Aktiengesellschaft

Berliner Handels-und
Frankfurter Bank

Commerzbank
Aktiengesellschaft

MeesPierson N.V.

NationsBank, N.A.

Norddeutsche Landesbank
Girozentrale

Schroder Munchmeyer Hengst
& Co.

Westdeutsche Landesbank
Girozentrale

The Thai Farmers Bank
Public Company Limited



Joh. Berenberg, Gossler & Co.



Berliner Bank
Aktiengesellschaft

Deutsche Bank
Aktiengesellschaft


The Royal Bank of Scotland plc